EXHIBIT 4

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion of our report dated February 11, 2004 relating to the consolidated financial statements of Barrick Gold Corporation in this Form 40-F. We also consent to the incorporation in the Registration Statement on Form F-3 (File No. 333-14148) of Barrick Gold Corporation and Form F-9 (File No. 333-106592) of Barrick Gold Corporation and Barrick Gold Inc. of our report dated February 11, 2004, which appears in this Form 40-F.

(signed) PricewaterhouseCoopers LLP

Toronto, Ontario
May 19, 2004

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.